EXHIBIT 99(a)




                                          NEWS RELEASE
                               For further information contact:
                                                First Commerce:
               Holly Hobson (504) 623-2917 (Analysts/Investors)
                             Ed Marshall (504) 623-1872 (Media)
                       BANC ONE: John A. Russell (614) 248-5989


FOR RELEASE: October 20, 1997


   FIRST COMMERCE IN LOUISIANA TO JOIN BANC ONE CORPORATION
                 _____________________________

     BANC ONE CORPORATION (NYSE: ONE) and First Commerce

Corporation (NASDAQ: FCOM), a multi-bank holding company

headquartered in New Orleans, Louisiana jointly announced today that they have signed a definitive agreement for the merger of

First Commerce with BANC ONE CORPORATION.  The announcement was made by John B. McCoy, Chairman and Chief Executive Officer of

BANC ONE, and Ian Arnof, President and Chief Executive Officer

of First Commerce Corporation.

     Terms of the agreement call for First Commerce Corporation shareholders to receive 1.28 shares of BANC ONE stock for each share of First Commerce.  The value of the transaction is

approximately $3 Billion based on BANC ONE's closing share

price on Friday, October 17, 1997.

     McCoy said, "This is an important affiliation for us in

that our stated objective is to be one of the top three banks in the markets we serve.  BANC ONE currently operates Bank One,

Louisiana which has assets of approximately $5.5 billion.

Combined, these two affiliates will become the largest bank in

Louisiana as well as the largest in five of the top six markets in the state."

     Arnof said, "We are very pleased to be joining BANC ONE.

The combination of our Louisiana franchises creates a very

strong organization and certainly makes sense in light of the consolidation taking place on our industry today.  This

association will permit us to play an even more significant

role in the strong economic growth we are experiencing in

Louisiana."  It is anticipated that First Commerce will join with Bank One, Louisiana at the end of the first quarter of

1998.

     First Commerce had assets of approximately $9.3 billion at the end of the third quarter 1997 and operates six Louisiana banks in Alexandria, Baton Rouge, Lafayette, Lake Charles,

Monroe and New Orleans.

     BANC ONE CORPORATION had managed total assets of $140.7

billion and common equity of $9.7 billion at June 30, 1997.

BANC ONE currently operates more than 1,200 offices in 12

states.  BANC ONE also owns several additional corporations

that engage in a full range of financial services.  Information about BANC ONE's financial results and its products and

services can be accessed on the Internet at:

http://www.bankone.com and through InvestQuest at

http://www.investquest.com or Fax-on-demand: (614) 844-3860.